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                                                                    EXHIBIT 10.2



                                 RIVALNET, INC.

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (The "Agreement") is dated as of March 5, 1999, by and between James C. Heckman, Jr. ("Employee") and Rivalnet, Inc., a Washington corporation (the "Company").

        1. Term of Agreement. This Agreement shall commence on the date hereof and shall have a term of two (2) years (the "Original Term"). This Agreement may be terminated by either party, with or without cause, on 30 days' written notice to the other party. This Agreement may be extended for an additional one year after the end of the Original Term if the parties mutually agree in writing to such extension.

        2. Duties.

           (a) Position. Employee shall be employed as President and Chief Executive Officer of the Company, and as such will have responsibility for managing the Company and such other duties as may be designated by The Board of Directors of The Company (the "Board") and will report to the Board.

           (b) Obligations to the Company. Employee agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Employee's employment relationship with the Company, Employee further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Employee will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Employee from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market. Employee will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Employee's employment.

        3. At-Will Employment. The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with the Company may be terminated by either party at any time for any or no reason. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 3 may not be modified in any way except by written agreement executed by the Board.



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        4. Compensation. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this
Section 4.

           (a) Salary. Employee shall receive a monthly salary of $10,000, which is equivalent to $120,000 on an annualized basis. Employee's monthly salary will be payable in two equal payments per month pursuant to the Company's normal payroll practices. In the event this Agreement is extended beyond the Original Term, the base salary shall be reviewed at the time of such extension by the Board or its Compensation Committee, and any increase will be effective as of the date determined appropriate by the Board or its Compensation Committee. In the event that the Company shall pay any employee a salary that exceeds the salary paid to Employee, Employee's salary shall be increased to a level equal to that of such other employee.

           (b) Stock Options and Other Incentive Programs.

               (i) Effective upon the Closing under the Series B Preferred Stock Purchase Agreement, dated the date hereof, by and among the Company and the purchaser listed on Exhibit A thereto (the "Closing"), the Board shall grant to Employee an option (the "Option") to purchase 2,000,000 shares of the Company's Common Stock ("Shares") an exercise price of $0.25, the fair market value per Share on the date of the grant. These Shares will vest over a four-year period, with one-fourth (1/4) of the Shares vesting on the first anniversary of the initial commencement of your employment with the Company and 1/48 of the total number of Shares vesting each month thereafter until all of the Shares are fully vested (total vesting in 48 months). Vesting will, of course, depend on Employee's continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms of the Company's 1998 Stock Option Plan (the "Plan") and standard form of Stock Option Agreement. Subject to the discretion of the Board, Employee may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

               (ii) Notwithstanding the above and subject to the provisions of
Section 10 below, in the event that (A) Employee's employment is terminated by the Company or a successor to the Company other than for Cause (as defined in Section 6 below), or (B) in the event of a Constructive Termination, in either case which occurs during the one (1)-year period following a Change of Control (as defined in the Plan), Employee's vesting shall accelerate by one (1) year and termination without Cause or Constructive Termination therefore the options that would have become exercisable in the one (1)-year following the termination without Cause or Constructive Termination shall become exercisable an the effective date of such termination.

           (c) Bonuses. Employee's entitlement to incentive bonuses from the Company is discretionary and shall be determined by the Board or its Compensation Committee in good faith based upon the extent to which Employee's individual performance objectives and the Company's profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period.



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           (d) Additional Benefits. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

           (e) Reimbursement of Expenses. Employee shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

        5. Termination or Employment and Severance Benefits.

           (a) Termination of Employment. This Agreement may be terminated during its Original Term (or any extension thereof) upon the occurrence of any of the following events:

               (i) The Company's determination in good faith that it is termination Employee for Cause (as defined in Section 6 below) ("Termination for Cause");

               (ii) The Company's determination that it is terminating Employee without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause");

               (iii) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination");

               (iv) A change in Employee's status such that a Constructive Termination (as defined in Section 5(b)(iv) below) has occurred; or

               (v) following Employee's death or Disability (as defined in Section 7 below).

           (b) Severance Benefits. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this
Section 5(b):

               (i) Voluntary Termination. If Employee's employment terminates by Voluntary Termination, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

               (ii) Involuntary Termination. If Employee's employment is terminated under Section 5(a)(ii) or 5(a)(iv) above (such termination, an "Involuntary Termination"),



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Employee will be entitled to receive payment of severance benefits equal to
Employee's regular monthly salary for six (6) months (the "Severance Period"). Such payments shall be made ratably over the Severance Period according to the Company's standard payroll schedule. Employee will also be entitled to receive payment on the date of termination of any bonus payable under Section 4(c). Health insurance benefits with the same coverage provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the Severance Period. Any unvested stock options or shares of restricted stock held by Employee as of the date of Employee's termination of employment shall continue to vest through the end of the Severance Period according to the vesting schedule set forth in any agreement between Employee and the Company governing the issuance to Employee of such securities; provided, however, that such continuation of vesting shall nor apply to the Option in the event that the vesting of the Option is accelerated pursuant to Section 4(b)(ii).

               (iii) Termination for Cause. If Employee's employment is terminated for Cause, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

               (iv) Constructive Termination. "Constructive Termination" shall be deemed to occur if (A)(1) there is a material adverse change in Employee's position causing such position to be of materially reduced stature or responsibility, (2) a reduction of more than 20% of Employee's base compensation unless in connection with similar decreases of other similarly situated employees of the Company, or (3) Employee's refusal to relocate to a facility or location more than 50 miles from the Company's current location; and (B) within the 30-day period immediately following such material change or reduction Employee elects to terminate his employment voluntarily.

               (v) Termination by Reason of Death or Disability. In the event that Employee's employment with the Company terminates as a result of Employee's death or Disability (as defined in Section 7 below), Employee or Employee's estate or representative will receive all salary and unpaid vacation accrued as of the date of Employee's death or Disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Employee's estate or representative will receive the amount of Employee's target bonus for the fiscal year in which the death or Disability occurs to the extent that the bonus has been earned as of the date of Employee's death or Disability, as determined by the Board or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year.

        6. Definition of Cause. For purposes of this Agreement, "Cause" for Employee's termination will exist at any time after the happening of one or more of the following events:



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           (a) Employee's willful misconduct or gross negligence in performance of his duties hereunder, including Employee's refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

           (b) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

           (c) Employee's incurable material breach of any element of the Company's Confidential Information and Invention Assignment Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

        7. Definition of Disability. For purposes of this Agreement, "Disability" shall mean that Employee has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Employee or to Employee's legal representative (with such agreement on acceptability not to be unreasonably withheld).

        8. Confidentiality Agreement. Employee shall sign, or has signed, a Proprietary Information and Inventions Assignment Agreement (the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit A. Employee hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee's employment relationship with the Company.

        9. Noncompetition Covenant. Employee hereby agrees that he shall not, during the term of his employment pursuant to this Agreement and the Severance Period, if any, do any of the following without the prior written consent of the
Board:

           (a) Compete. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the term of Employee's employment), nor engage in any other activities that conflict with Employee's obligations to the Company

           (b) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.



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           (c) Solicit Personnel. During the term of this Agreement and for a period of six (6) months thereafter, solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company. The provisions of this Section 9 are to be read in conjunction the provisions of the Confidentiality Agreement executed by Employee.

        10. Limitation on Stock Option Acceleration Benefits. In the event that any stock option acceleration benefits provided for in this Agreement to Employee (i) constitute "parachute payments" within the meaning of Section 2806 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee's acceleration benefits under Section 4(b) shall be payable either:

            (a) in full, or

            (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits under Section 4(b), notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company or Employee otherwise agree in writing, any determination required under this
Section 10 shall be made in writing by independent public accountants appointed by Employee and reasonably acceptable to the Company (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

        11. Conflicts. Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

        12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to



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the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        13. Miscellaneous Provisions.

            (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

            (b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

            (c) Sole Agreement. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

            (d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

            (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

            (f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim



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equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 13(h) shall not apply to the Confidentiality Agreement.

                  (i) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THF ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.


                            [Signature page follows.]





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        The parties have executed this Agreement the date first written above.


                                      RIVALNET, INC.


                                      By: /s/  Jeffrey P. Rice
                                          -------------------------------------

                                      Name: Jeffrey P. Rice
                                            -----------------------------------

                                      Title:
                                            -----------------------------------


                                      Address:  2107 Elliott Avenue, Suite 302
                                                Seattle, Washington  98121



                                      JAMES C. HECKMAN, JR.



                                      Signature:   /s/  James C. Heckman, Jr.
                                                  -----------------------------
                                      Address:    2107 Elliott Avenue, Suite 302
                                                  Seattle, Washington  98121




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                                    EXHIBIT A

                           PROPRIETARY INFORMATION AND
                         INVENTIONS ASSIGNMENT AGREEMENT








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